Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Nubia Brand International Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid
Fees Previously Paid	Equity	Units	457(a)	11,500,000 (1)	10.00	115,000,000 (1)	$0.0000927	10,660.50
	Equity	Class A common stock	457(g)	11,500,000	—	—	—	—
	Equity	Warrants	457(g)	5,750,000	—	—	—	—
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due

(1)	Includes 1,500,000 units, consisting of 1,500,000 shares of Class A common stock and 750,000 redeemable warrants, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.